                                                                    Exhibit 23.1

                             Consent of Appraiser
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A. This Firm prepared valuation appraisals (the "Appraisals") during May of 2000 for the following properties for Windsor Park Properties 7, A California Limited Partnership ("WPP 7").

1. The manufactured home community located at 2908 North Florida Avenue in Lakeland, Florida known as Kings & Queens.

2 The manufactured home community located at 3000 State Road 544 in Winter Haven, Florida known as Lucerne Lakeside.

3. The manufactured home community located at 18200 U.S. 31 North in Westfield, Indiana known as North Glen.

4 The manufactured home community located at 105 Skyline Drive in Richland, Washington known as The Hills.

5. The manufactured home community located at 1825 Marywood in Melbourne, Florida known as Village Glen.

6. The manufactured home community located at 8200 North Military Trail in Palm Beach Gardens, Florida known as Garden Walk.

7. The manufactured home community located at 4750 Carefree Trail in West Palm Beach, Florida known as Long Lake.

8. The manufactured home community located at 8000 Sheldon Road in Tampa, Florida known as Carefree Village.

9. The manufactured home community located at 3800 South Tomahawk Road in Apache Junction, Arizona known as Apache East.

10. The manufactured home community located at 3405 South Tomahawk Road in Apache Junction, Arizona known as Denali Park Estates.

B. This Firm prepared an appraisal report, dated August 28, 2000, regarding the applicable valuation procedures for a partial ownership interest in a manufactured home community (the "Valuation Report").

C. A description of the Appraisals and the Valuation Report is included in the Consent Solicitation Statement of WPP 7 to be filed on or about August 31, 2000 (the "Consent Solicitation Statement"), a copy of which Consent Solicitation Statement has been supplied to and reviewed by this Firm.

D.   This Firm hereby:

     (i) consents to the inclusion of the Appraisals (with or without exhibits) and the Valuation Report in the Consent Solicitation Statement and related Schedule 14A of WPP 7 (the "Schedule 14A") and related Transaction Statement on Schedule 13e-3 (the "Schedule 13E-3"), as an appendix or otherwise, in any form (whether in paper or digital format, including any electronic media);

     (ii) consents to WPP 7's inclusion of descriptions of the Appraisals, the Valuation Report and this Firm in the Consent Solicitation Statement, Schedule 14A and Schedule 13E-3;

     (iii) consents to the naming of our Firm as an expert under the caption "Experts" in such Consent Solicitation Statement, Schedule 14A and Schedule 13E-3 and the filing of this Consent as an Exhibit to the Schedule 14A and Schedule 13E-3; and

     (iv) consents to the photocopying and transmittal of copies of the Valuation Report, or excerpts thereof, to any or all limited partners of WPP 7 and such other parties as WPP 7 deems appropriate.


Date: August 28, 2000                                  WHITCOMB REAL ESTATE

                                                       /s/  John H. Whitcomb
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                                                       Name: John H. Whitcomb
                                                       Title: Owner